EXHIBIT 99.1

NEWS RELEASE

Contact:	Douglas Kessler COO and Head of Acquisitions (972) 490-9600	Tripp Sullivan Corporate Communications, Inc. (615) 254-3376
ASHFORD HOSPITALITY TRUST TO RECYCLE CAPITAL WITH SALE
OF EIGHT RESIDENCE INNS FOR $102 MILLION
Highlights:
•     Eight non-core properties to sell for $102 million
•     Sale boosts yield on remaining assets from 30 property portfolio
•     Total gross proceeds from all non-core sales to reach $128.5 million
DALLAS — (November 28, 2005) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has placed eight non-core hotels under contract for sale to Schuylkill, LLC for a total sales price of $102 million. The sale price includes $93.7 million of existing financing that will be assumed by the buyer. The closing is subject to standard conditions and is expected to take place in the next 60 days. Molinaro Koger brokered the transaction for Ashford.
The hotels, which are all Generation One Residence Inns, were acquired by Ashford in June 2005 as part of the 30-hotel portfolio acquired from CNL Hotels and Resorts. The Residence Inns are located in Fishkill, NY; Ft. Worth, TX; Orlando, FL; Tyler, TX; Ann Arbor, MI; Providence, RI; Sacramento, CA; and Wilmington, DE. Collectively, the properties are being sold at an 8.9% net operating income capitalization rate on trailing 12-month net operating income and on a 9.5x EBITDA multiple. The hotels had been designated as non-core properties along with nine other hotels. The remaining 15 core hotels from the original 30 hotels purchased currently produce a trailing 12-month net operating income return of 9.2% based upon their original allocated purchase price.
Monty J. Bennett, President and Chief Executive Officer of Ashford, commented, “The sale of these 8 non-core hotels demonstrates our proactive approach to recycling capital. Our strategy to sell these hotels combined with the favorable financing we arranged enhances the returns on the remaining higher quality assets. We intend to remain a recycler of capital rather than a property aggregator. In doing so, we expect to better match potential sources and uses of capital to achieve dividend and CAD growth as well as increased shareholder returns.”
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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254	Phone:(972) 490-9600

AHT to Recycle Capital with $102 Million Sale

November 28, 2005
Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. Net operating income is the property’s funds from operations minus a capital expense reserve of 4% of gross revenues. Funds from operations (“FFO”), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales or properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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